Exhibit 23(a)



                  Independent Auditors' Consent



The Board of Directors
HSBC Americas, Inc.:


We consent to the use of our report dated January 26, 1996 incorporated herein by reference relating to HSBC Americas, Inc.'s consolidated financial statements as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 and the consolidated balance sheet of Marine Midland Bank as of December 31, 1995 and 1994. Our opinion referred to the Company's changes in accounting for income taxes and postretirement benefits other than pensions in 1993, certain investments in debt and equity securities in 1994 and loan impairment in 1995.

In addition, we consent to the use of our report dated January 26, 1996 incorporated herein by reference relating to HSBC Americas, Inc.'s supplemental consolidated financial statements as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 and the consolidated balance sheet of Marine Midland Bank as of December 31, 1995 and 1994, which give retroactive effect to the combining of HSBC Americas, Inc. and Oleifera Investments, Ltd. on January 1, 1996, which has been accounted for in a manner similar to a pooling-of-interests. Our opinion referred to the Company's changes in accounting for income taxes and postretirement benefits other than pensions in 1993, certain investments in debt and equity securities in 1994 and loan impairment in 1995.

We consent to the reference to our firm under the heading Experts in the Registration Statement.


                                /s/ KPMG Peat Marwick LLP


Buffalo, New York
October 22, 1996